Exhibit 23.2

SELLERS AND ANDERSEN L.L.C.	684 East Vine St. #3
Certified Public Accountants and Business	Murray, Utah 84107
Consultants

Member SEC Practice Section of AICA	Telephone 801 268-2632
Fax 801 268-3978

March 25, 2004

US Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Re: Consent to be named in the SB-2A Registration Statement of Quincy Resources Inc. and Subsidiary

Dear Sirs:

We hereby consent to the use of our report for the year ended April 30, 2003 dated July 30, 2003 in the above referenced Registration Statement. We also consent to the use of our name as experts in such Registration Statement.

/s/ Sellers and Andersen LLC
Sellers and Andersen LLC